Exhibit 5.1
ROBINSON, BRADSHAW & HINSON, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
November 18, 2009
Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, North Carolina 27607
Attention: Ms. Anne H. Lloyd
Ladies and Gentlemen:
     We have served as North Carolina counsel to Martin Marietta Materials, Inc. (the “Company”) in connection with (i) the registration statement on Form S-3 (Registration No. 333-157731) (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the Prospectus Supplement of the Company, dated November 18, 2009 (the “Prospectus Supplement”), filed with the Commission relating to the issuance and sale by the Company of shares of the Company’s common stock, par value $0.01 per share, having an aggregate offering price of up to $62,298,488 (the “Shares”) in accordance with that certain distribution agreement, dated as of November 18, 2009 (the “Distribution Agreement”), between the Company and Wells Fargo Securities, LLC, as agent.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.
     In rendering the opinions expressed herein, we have reviewed such matters of law and examined original, or copies certified or otherwise identified, of the Amended and Restated Articles of Incorporation of the Company and the Restated Bylaws of the Company and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions expressed herein. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed, electronic or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.
     Based upon the foregoing, and subject to all the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly and validly

Martin Marietta Materials, Inc.
November 18, 2009

authorized and, when issued and delivered by the Company and paid for pursuant to the Distribution Agreement, will be validly issued, fully paid and nonassessable.
     The foregoing opinions are limited to the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of other jurisdictions. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated November 18, 2009 and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
ROBINSON, BRADSHAW & HINSON, P.A.
/s/ Stephen M. Lynch
Stephen M. Lynch